CERTIFICATE OF AMENDMENT
                                  TO
                  ACROPOLIS ACQUISITION CORPORATION
                     CERTIFICATE OF INCORPORATION
                              JUNE 29, 1999

     Acropolis Acquisition Corporation (the "Corporation"), a corporation organized and existing under the Delaware General
Corporation Law, hereby certifies as follows:

            1. As of June 28, 1999, the Corporation had 5,000,000 shares of common stock issued and outstanding.

       2. By unanimous consent of the Board of Directors on June 28, 1999 and by unanimous written consent without a meeting of the shareholder(s) dated June 28, 1999, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law to effect a change of the name of the Corporation.

            3. Article One to the Certificate of Incorporation shall be amended to reflect the name change and shall be amended to read as follows:

                                "Name

      The name of the Corporation is Torbay Holdings, Inc."


     IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of June, 1999.



                     )         ss:
                     )

     I,              , a notary public in and for
                                     do hereby certify that on the
      day of          1999                         personally
appeared before me who being by me first duly sworn, declared that he is the person who signed the foregoing document and that the statements therein contained are true.
                     __________________________
                                        Notary Public
                     My Commission expires: